Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 6 to Registration Statement No. 333-269778 to the Form S-4 of our report dated May 15, 2023 (June 28, 2023 as to the effects of the membership unit recapitalization described in Note 18), relating to the financial statements of Falcon’s Beyond Global, LLC. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Tampa, Florida
September 12, 2023